Exhibit 99.1

Former Six Flags Entertainment Corporation
Consolidated Financial Statements
June 30, 2024

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Consolidated Financial Statements

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	June 30, 2024	December 31, 2023	July 2, 2023
(Amounts in thousands, except share data)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$441,241	$77,585	$51,580
Accounts receivable, net	88,060	62,660	93,077
Inventories	41,380	31,624	43,172
Prepaid expenses and other current assets	90,421	80,897	84,808
Total current assets	661,102	252,766	272,637
Property and equipment, net:
Property and equipment, at cost	2,797,650	2,733,094	2,666,636
Accumulated depreciation	(1,467,779)	(1,447,861)	(1,410,480)
Total property and equipment, net	1,329,871	1,285,233	1,256,156
Goodwill	659,618	659,618	659,618
Intangible assets, net of accumulated amortization of $318, $306 and $295 as of June 30, 2024, December 31, 2023 and July 2, 2023, respectively	344,129	344,141	344,153
Right-of-use operating leases, net	141,598	134,857	154,182
Other assets, net	30,514	34,859	26,847
Total assets	$3,166,832	$2,711,474	$2,713,593

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$61,545	$27,235	$54,174
Accrued compensation, payroll taxes and benefits	22,824	18,957	21,571
Self-insurance reserves	64,767	64,605	68,633
Accrued interest payable	36,425	28,704	33,216
Other accrued liabilities	199,078	73,087	79,959
Deferred revenue	191,365	127,556	176,811
Short-term borrowings	205,000	180,000	169,000
Current portion of long-term debt	56,867	56,867	—
Short-term lease liabilities	10,769	10,514	11,730
Total current liabilities	848,640	587,525	615,094
Noncurrent liabilities:
Long-term debt	2,489,596	2,128,612	2,183,325
Long-term lease liabilities	167,335	155,335	163,950
Other long-term liabilities	23,236	27,263	29,077
Deferred income taxes	171,117	189,700	172,849
Total liabilities	3,699,924	3,088,435	3,164,295

Redeemable noncontrolling interests	544,234	520,998	544,764

Stockholders' deficit:
Preferred stock, $1.00 par value	—	—	—
Common stock, $0.025 par value, 280,000,000 shares authorized; 84,327,731, 84,124,014 and 83,464,774 shares issued and outstanding at June 30, 2024, December 31, 2023 and July 2, 2023, respectively	2,117	2,112	2,086
Capital in excess of par value	1,136,698	1,131,208	1,124,950
Accumulated deficit	(2,141,711)	(1,961,603)	(2,049,907)
Accumulated other comprehensive loss, net of tax	(74,430)	(69,676)	(72,595)
Total stockholders' deficit	(1,077,326)	(897,959)	(995,466)
Total liabilities and stockholders' deficit	$3,166,832	$2,711,474	$2,713,593
See accompanying notes to unaudited condensed consolidated financial statements.

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(Amounts in thousands, except per share data)	June 30, 2024	July 2, 2023
Park admissions	$228,230	$238,963
Park food, merchandise and other	195,280	190,792
Sponsorship, international agreements and accommodations	14,983	13,952
Total revenues	438,493	443,707
Operating expenses (excluding depreciation and amortization shown separately below)	185,830	173,669
Selling, general and administrative expenses (including stock-based compensation of $2,762 and $2,179 in 2024 and 2023, respectively, and excluding depreciation and amortization shown separately below)	60,388	90,448
Costs of products sold	34,509	34,787
Depreciation and amortization	28,621	28,910
Loss on disposal of assets	6,446	2,550
Operating income	122,699	113,343
Interest expense, net	40,793	43,495
Loss on debt extinguishment	2,736	13,982
Other (income) expense, net	5,714	(2,261)
Income before income taxes	73,456	58,127
Income tax expense	14,830	13,807
Net income	$58,626	$44,320
Less: Net income attributable to noncontrolling interests	(24,499)	(23,766)
Net income attributable to Former Six Flags Entertainment Corporation	$34,127	$20,554

Weighted-average common shares outstanding:
Basic:	84,294	83,379
Diluted:	84,713	83,796

Earnings per average common share outstanding:
Basic:	$0.40	$0.25
Diluted:	$0.40	$0.25
See accompanying notes to unaudited condensed consolidated financial statements.

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Six Months Ended
(Amounts in thousands, except per share data)	June 30, 2024	July 2, 2023
Park admissions	$299,031	$315,266
Park food, merchandise and other	249,677	243,578
Sponsorship, international agreements and accommodations	23,076	27,053
Total revenues	571,784	585,897
Operating expenses (excluding depreciation and amortization shown separately below)	299,785	282,539
Selling, general and administrative expenses (including stock-based compensation of $5,109 and $5,493 in 2024 and 2023, respectively, and excluding depreciation and amortization shown separately below)	102,905	134,695
Costs of products sold	45,632	44,552
Depreciation and amortization	58,121	58,024
Loss on disposal of assets	7,840	4,985
Operating income	57,501	61,102
Interest expense, net	82,593	79,797
Loss on debt extinguishment	2,736	13,982
Other (income) expense, net	4,674	(3,093)
Loss before income taxes	(32,502)	(29,584)
Income tax benefit	(8,402)	(4,045)
Net loss	$(24,100)	$(25,539)
Less: Net income attributable to noncontrolling interests	(24,499)	(23,766)
Net loss attributable to Former Six Flags Entertainment Corporation	$(48,599)	$(49,305)

Weighted-average common shares outstanding:
Basic:	84,229	83,293
Diluted:	84,229	83,293

Loss per average common share outstanding:
Basic:	$(0.58)	$(0.59)
Diluted:	$(0.58)	$(0.59)
See accompanying notes to unaudited condensed consolidated financial statements.

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended
(Amounts in thousands)	June 30, 2024	July 2, 2023

Net income	$58,626	$44,320
Other comprehensive loss, net of tax
Foreign currency translation adjustment (1)	(3,965)	(1,481)
Defined benefit retirement plan (2)	219	175
Change in cash flow hedging (3)	(987)	(595)
Other comprehensive loss, net of tax	(4,733)	(1,901)
Comprehensive income	$53,893	$42,419
Less: Comprehensive income attributable to noncontrolling interests	(24,499)	(23,766)
Comprehensive income attributable to Former Six Flags Entertainment Corporation	$29,394	$18,653
______________________________________
(1)Foreign currency translation adjustment is presented net of tax benefit of $1.3 million and $0.2 million for the three months ended June 30, 2024 and July 2, 2023, respectively.
(2)Defined benefit retirement plan is presented net of tax expense of a nominal amount for the three months ended June 30, 2024 and net of tax expense of $0.1 million for the three months ended July 2, 2023.
(3)Change in fair value of cash flow hedging is presented net of tax benefit of $0.4 million and $0.2 million for the three months ended June 30, 2024 and July 2, 2023, respectively.
See accompanying notes to unaudited condensed consolidated financial statements.

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)

	Six Months Ended
(Amounts in thousands)	June 30, 2024	July 2, 2023
Net loss	$(24,100)	$(25,539)
Other comprehensive loss, net of tax
Foreign currency translation adjustment (1)	(3,543)	(565)
Defined benefit retirement plan (2)	382	351
Change in cash flow hedging (3)	(1,593)	(1,186)
Other comprehensive loss, net of tax	(4,754)	(1,400)
Comprehensive loss	$(28,854)	$(26,939)
Less: Comprehensive income attributable to noncontrolling interests	(24,499)	(23,766)
Comprehensive loss attributable to Former Six Flags Entertainment Corporation	$(53,353)	$(50,705)
______________________________________
(1)Foreign currency translation adjustment is presented net of tax benefit of $1.2 million and $0.1 million for the six months ended June 30, 2024 and July 2, 2023, respectively.
(2)Defined benefit retirement plan is presented net of tax expense of $0.1 million for the six months ended June 30, 2024 and July 2, 2023, respectively.
(3)Change in fair value of cash flow hedging is presented net of tax benefit of $0.6 million and $0.4 million for the six months ended June 30, 2024 and July 2, 2023.
See accompanying notes to unaudited condensed consolidated financial statements.

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Consolidated Statements of Stockholders’ Deficit
(Unaudited)

(Amounts in thousands, except share data)	Common stock		Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders' deficit
	Shares issued	Amount
Balances at April 2, 2023	83,279,300	$2,082	$1,122,429	$(2,070,530)	$(70,694)	$(1,016,713)
Issuance of common stock	168,809	3	(4)	—	—	(1)
Stock-based compensation	—	—	2,179	—	—	2,179
Payment of tax withholdings on equity-based compensation through shares withheld	(5,507)	—	(137)	—	—	(137)
Employee stock purchase plan	22,172	1	483	—	—	484
Fresh start valuation adjustment for partnership park units purchased	—	—	—	69	—	69
Net income attributable to Former Six Flags Entertainment Corporation	—	—	—	20,554	—	20,554
Net other comprehensive loss, net of tax	—	—	—	—	(1,901)	(1,901)
Balances at July 2, 2023	83,464,774	$2,086	$1,124,950	$(2,049,907)	$(72,595)	$(995,466)

(Amounts in thousands, except share data)	Common stock		Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders' deficit
	Shares issued	Amount
Balance at March 31, 2024	84,274,760	$2,116	$1,133,551	$(2,044,329)	$(69,697)	$(978,359)
Issuance of common stock	34,994	1	—	—	—	1
Stock-based compensation	—	—	2,762	—	—	2,762
Dividends declared to common shareholders (1)	—	—	—	(131,658)	—	(131,658)
Payment of tax withholdings on equity-based compensation through shares withheld	(20)	—	(1)	—	—	(1)
Employee stock purchase plan	17,997	—	386	—	—	386
Fresh start valuation adjustment for partnership park units purchased	—	—	—	149	—	149
Net income attributable to Former Six Flags Entertainment Corporation	—	—	—	34,127	—	34,127
Net other comprehensive loss, net of tax	—	—	—	—	(4,733)	(4,733)
Balances at June 30, 2024	84,327,731	$2,117	$1,136,698	$(2,141,711)	$(74,430)	$(1,077,326)
______________________________________
(1)In accordance with the Merger Agreement, Former Six Flags declared a special dividend in the amount of $1.53 per share of Former Six Flags' common stock. The special dividend was declared on June 18, 2024 to stockholders of record as of June 28, 2024 and paid on July 1, 2024. The total dividends payable is included in other accrued liabilities as of June 30, 2024 in the condensed consolidated balance sheet.

See accompanying notes to unaudited condensed consolidated financial statements.

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Consolidated Statements of Stockholders’ Deficit
(Unaudited)

(Amounts in thousands, except share data)	Common stock		Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders' deficit
	Shares issued	Amount
Balances at January 1, 2023	83,178,294	$2,079	$1,119,222	$(2,000,671)	$(71,195)	$(950,565)
Issuance of common stock	273,469	6	(7)	—	—	(1)
Stock-based compensation	—	—	5,493	—	—	5,493
Payment of tax withholdings on equity-based compensation through shares withheld	(9,161)	—	(241)	—	—	(241)
Employee stock purchase plan	22,172	1	483	—	—	484
Fresh start valuation adjustment for partnership park units purchased	—	—	—	69	—	69
Net loss attributable to Former Six Flags Entertainment Corporation	—	—	—	(49,305)	—	(49,305)
Net other comprehensive loss, net of tax	—	—	—	—	(1,400)	(1,400)
Balances at July 2, 2023	83,464,774	$2,086	$1,124,950	$(2,049,907)	$(72,595)	$(995,466)

(Amounts in thousands, except share data)	Common stock		Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders' deficit
	Shares issued	Amount
Balances at December 31, 2023	84,124,014	$2,112	$1,131,208	$(1,961,603)	$(69,676)	$(897,959)
Issuance of common stock	190,318	5	116	—	—	121
Stock-based compensation	—	—	5,109	—	—	5,109
Dividends declared to common shareholders (1)	—	—	—	(131,658)	—	(131,658)
Payment of tax withholdings on equity-based compensation through shares withheld	(4,598)	—	(121)	—	—	(121)
Employee stock purchase plan	17,997	—	386	—	—	386
Fresh start valuation adjustment for partnership park units purchased	—	—	—	149	—	149
Net loss attributable to Former Six Flags Entertainment Corporation	—	—	—	(48,599)	—	(48,599)
Net other comprehensive loss, net of tax	—	—	—	—	(4,754)	(4,754)
Balances at June 30, 2024	84,327,731	$2,117	$1,136,698	$(2,141,711)	$(74,430)	$(1,077,326)
______________________________________
(1)In accordance with the Merger Agreement, Former Six Flags declared a special dividend in the amount of $1.53 per share of Former Six Flags' common stock. The special dividend was declared on June 18, 2024 to stockholders of record as of June 28, 2024 and paid on July 1, 2024. The total dividends payable is included in other accrued liabilities as of June 30, 2024 in the condensed consolidated balance sheet.
See accompanying notes to unaudited condensed consolidated financial statements.

Exhibit 99.1

FORMER SIX FLAGS ENTERTAINMENT CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(Amounts in thousands)	June 30, 2024	July 2, 2023
Cash flows from operating activities:
Net loss	$(24,100)	$(25,539)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,121	58,024
Stock-based compensation	5,109	5,493
Interest accretion on notes payable	392	511
Loss on debt extinguishment	2,736	13,982
Amortization of debt issuance costs	2,453	2,889
Loss on disposal of assets	7,840	4,985
Deferred income tax benefit	(19,150)	(7,467)
Other	3,108	(5,573)
Changes in operating assets and liabilities:
Increase in accounts receivable - trade	(24,467)	(42,233)
Increase in inventories, prepaid expenses and other current assets	(18,779)	(25,480)
(Increase) decrease in other assets	(783)	1,315
(Increase) decrease in ROU operating leases	(7,995)	5,614
Increase in accounts payable, deferred revenue and accrued liabilities and other long-term liabilities	97,123	104,717
(Decrease) increase in operating lease liabilities	11,748	(1,340)
(Decrease) increase in accrued interest payable	7,721	(5,269)
Net cash provided by operating activities	101,077	84,629

Cash flows from investing activities:
Additions to property and equipment	(114,049)	(68,130)
Property insurance recoveries	—	1,089
Proceeds from sale of assets	227	—
Net cash used in investing activities	(113,822)	(67,041)

Cash flows from financing activities:
Repayment of borrowings	(734,000)	(1,028,623)
Proceeds from borrowings	1,130,000	998,984
Payment of debt issuance costs	(14,930)	(19,294)
Payment of tax withholdings on equity-based compensation through shares withheld	(121)	(241)
Reduction in finance lease liability	(571)	(498)
Purchase of redeemable noncontrolling interest	(1,114)	(328)
Net cash provided by (used in) financing activities	379,264	(50,000)

Effect of exchange rate on cash	(2,863)	3,870

Net increase (decrease) in cash and cash equivalents	363,656	(28,542)
Cash and cash equivalents at beginning of period	77,585	80,122
Cash and cash equivalents at end of period	$441,241	$51,580

Supplemental cash flow information
Cash paid for interest	$75,651	$83,031
Cash paid for income taxes	$7,559	$6,892

See accompanying notes to unaudited condensed consolidated financial statements.

Exhibit 99.1

1.    General — Basis of Presentation
On July 1, 2024, Former Six Flags Entertainment Corporation completed the Mergers (as defined below) with Cedar Fair L.P. As part of the transaction, the new Company (the "Combined Company") has continued use of the Six Flags Entertainment Corporation name. These financial statements refer only to the performance of Six Flags Entertainment Corporation ("Holdings", "Former Six Flags") prior to the Mergers.
Former Six Flags owned and operated regional theme parks and water parks. Of the 27 parks Former Six Flags owned or operated, 24 parks were located in the United States, two were located in Mexico, and one was located in Montreal, Canada.
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed, or omitted, pursuant to the rules and regulations of the SEC for quarterly filings.
Former Six Flags current fiscal year would have ended on December 29, 2024. These financial statements cover the period January 1, 2024 – June 30, 2024 (“the six months ended June 30, 2024”) and the period March 31, 2024 – June 30, 2024 (“the three months ended June 30, 2024”). The comparison period in the prior year covers the dates January 2, 2023 – July 2, 2023 (“the six months ended July 2, 2023”) and the period April 3, 2023 – July 2, 2023 (“the three months ended July 2, 2023”).
The Annual Report on Form 10-K for the year ended December 31, 2023 ("2023 Annual Report") includes additional information about Former Six Flags, its operations and its financial position, and should be referred to in conjunction with these financial statements. The information furnished in these financial statements reflects all normal and recurring adjustments that are, in the opinion of management, necessary to present a fair statement of the results for the periods presented.
Results of operations for the three and six months ended June 30, 2024, are not indicative of the results expected for the full year. The operations of Former Six Flags are highly seasonal, with approximately 70% - 75% of park attendance and revenues in a typical year occurring in the second and third calendar quarters of each year, with the most significant period falling between Memorial Day and Labor Day.
Revision of Previously Issued Financial Statements
During the third quarter of 2023, Former Six Flags identified an accounting error for the stock-based compensation expense related to the recognition of expense for dividend equivalent rights ("DERs"). The error primarily related to the inadvertent reversal of stock-based compensation expense for vested DERs for periods beginning in the first quarter of 2020 through the fourth quarter of 2022.
The error was assessed and it was concluded that it was not material to any prior periods. However, the aggregate amount of the error would have been material to the condensed consolidated financial statements in the current period. Therefore, this report contains revised issued financial information that differs from what had been reported previously. Refer to Note 10 - Revision to Previously Reported Financial Information for additional information.
Merger with Cedar Fair L.P.
On July 1, 2024, Former Six Flags completed the previously announced merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of November 2, 2023, by and among the Former Six Flags, Cedar Fair, L.P. (“Cedar Fair”), CopperSteel HoldCo, Inc. (“HoldCo”), and CopperSteel Merger Sub, LLC (“Copper Merger Sub”). Pursuant to the Merger Agreement, (i) Copper Merger Sub was merged with and into Cedar Fair (the “Cedar Fair First Merger”), with Cedar Fair continuing as the surviving entity (the “Cedar Fair Surviving Entity”) and a direct subsidiary of HoldCo, (ii) the Cedar Fair Surviving Entity was subsequently merged with and into HoldCo (the “Cedar Fair Second Merger” and together with the Cedar Fair First Merger, the “Cedar Fair Mergers”), with HoldCo continuing as the surviving corporation, and (iii) Former Six Flags merged with and into HoldCo (the “Six Flags Merger” and together with the Cedar Fair Mergers, the “Mergers”), with HoldCo continuing as the surviving corporation. Upon the consummation of the Mergers, the separate legal existences of Copper Merger Sub, Cedar Fair and Former Six Flags ceased, and HoldCo changed its

Exhibit 99.1

name to “Six Flags Entertainment Corporation.” Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.
Upon completion of the Mergers, subject to certain exceptions, each issued and outstanding share of common stock, par value $0.025 per share of Former Six Flags common stock (the “Former Six Flags Common Stock”) (excluding (a) any shares of Former Six Flags Common Stock held in treasury of Former Six Flags and (b) any restricted Former Six Flags Common Stock subject to vesting or other transfer restrictions, granted under the Former Six Flags Long Term Incentive Plan (which equity awards were converted into a number of restricted shares of HoldCo Common Stock based on the Former Six Flags Exchange Ratio, as further described below)) was converted into the right to receive 0.5800 shares of HoldCo Common Stock (the “Former Six Flags Exchange Ratio”), together with cash in lieu of fractional shares of HoldCo Common Stock, without interest.
As previously announced, on June 18, 2024, Former Six Flags declared a special dividend (the “Special Dividend”), payable to holders of record of common stock as of the close of business one Business Day prior to the Closing Date, June 28, 2024 who hold their shares through the Closing Date, with a per share amount of $1.53, which is equal to (a) $1.00 plus (b) the product (rounded up to the nearest whole cent) of (i) the Former Six Flags Exchange Ratio and (ii) the aggregate amount of distributions per unit declared or paid by Cedar Fair with respect to a Cedar Fair Unit with a record date following November 2, 2023 and prior to the Closing Date, after giving effect to appropriate adjustments to reflect the Mergers, which distributions per Cedar Fair Unit were $0.90 in the aggregate. The payment of the Special Dividend was completed on July 1, 2024.
On the Closing Date, each of Former Six Flags equity awards was converted into a corresponding award relating to shares of HoldCo Common Stock, with the number of shares of HoldCo Common Stock subject to such converted award based on the Former Six Flags Exchange Ratio. Converted equity awards remain outstanding and subject to the same terms and conditions as applied under the applicable plans and award agreements immediately prior to the Closing Date (except that (i) performance-based awards were converted based on the greater of target and actual performance and will not be subject to future performance-based vesting conditions (but remain subject to service-based vesting conditions) and (ii) all converted awards are subject to vesting protections for qualifying terminations that occur within a period of 24 months following the Closing Date). Any outstanding deferred share units were settled on the Closing Date in shares of HoldCo Common Stock based on the Former Six Flags Exchange Ratio. All of the equity awards are eligible for payment of the Special Dividend; provided, that such amount will not be paid until such time as the underlying Former Six Flags equity award, as converted, becomes vested or settled pursuant to its terms (if at all).
a.Consolidated U.S. GAAP Presentation
Former Six Flags accounting policies reflect industry practices and conform to U.S. GAAP.
The unaudited condensed consolidated financial statements include Former Six Flags accounts and the accounts of Former Six Flags' wholly owned subsidiaries. Former Six Flags also consolidated the partnerships that own Six Flags Over Texas ("SFOT") and Six Flags Over Georgia (including Six Flags White Water Atlanta) ("SFOG", and together with SFOT, the "Partnership Parks") in the unaudited condensed consolidated financial statements contained in this report, as Former Six Flags has determined that it has the power to direct the activities of the Partnership Parks that most significantly impact their economic performance and also the obligation to absorb losses and receive benefits from the Partnership Parks that can be potentially significant to these entities. The equity interests owned by non-affiliated parties in the Partnership Parks are reflected in the accompanying unaudited condensed consolidated balance sheets as redeemable noncontrolling interests.
b.    Income Taxes
Former Six Flags recorded a valuation allowance of $95.3 million, $93.6 million and $98.1 million as of June 30, 2024, December 31, 2023, and July 2, 2023, respectively, due to uncertainties related to the ability to use some of the deferred tax assets, primarily consisting of certain state net operating loss and other tax carryforwards, before they expire. The valuation allowance is based on the estimates of taxable income by jurisdiction in which Former Six Flags operated and the period over which the deferred tax assets are recoverable. Former Six Flags projected taxable income over the foreseeable future indicates the Combined Company will be able to use all of the federal net operating loss carryforwards before they expire.
Former Six Flags classified interest and penalties attributable to income taxes as part of income tax expense. For the fiscal periods ended June 30, 2024, December 31, 2023, and July 2, 2023, the expense recognized for interest and penalties was not material.

Exhibit 99.1

c.    Goodwill and Intangibles
As of June 30, 2024, the fair value of Former Six Flags' single reporting unit exceeded its carrying amount. Former Six Flags had one reporting unit at the same level for which its common stock was traded and management believes that market capitalization is the best indicator of the reporting unit’s fair value. As of June 30, 2024, no triggering events were identified that would require a full quantitative analysis to be performed.
d.    Long-Lived Assets
Former Six Flags reviewed long-lived assets, including finite-lived intangible assets subject to amortization, for impairment upon the occurrence of events or changes in circumstances that would indicate that the carrying value of the asset or group of assets may not be recoverable, “triggering event(s)”. Recoverability of assets to be held and used is measured by comparing the carrying amount of the asset or group of assets to the projected future net cash flows expected to be generated by the asset or group of assets. If such assets are not determined to be fully recoverable, any impairment to be recognized is measured by the amount by which the carrying amount of the asset or group of assets exceeds its respective estimated fair value. Assets held-for-sale are reported at the lower of the carrying amount or fair value less costs to sell. As of June 30, 2024, Former Six Flags did not identify any triggering events that would require a quantitative analysis.
e.    Earnings Per Common Share
Former Six Flags incurred a net loss for the six months ended June 30, 2024 and July 2, 2023. Therefore, for the six month periods, diluted shares outstanding equaled basic shares outstanding for purposes of determining loss per common share because their inclusion would be antidilutive.
Earnings (loss) per common share for the three and six months ended June 30, 2024 and July 2, 2023, was calculated as follows:

	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net income (loss) attributable to Former Six Flags Entertainment Corporation	$34,127	$20,554	$(48,599)	$(49,305)

Weighted-average common shares outstanding - basic:	84,294	83,379	84,229	83,293
Effect of dilutive stock options and restricted stock units	419	417	—	—
Weighted-average common shares outstanding - diluted:	84,713	83,796	84,229	83,293

Earning (loss) earnings per share - basic:	$0.40	$0.25	$(0.58)	$(0.59)
Earning (loss) earnings per share - diluted:	$0.40	$0.25	$(0.58)	$(0.59)
The computation of diluted earnings per share excluded the effect of 1,094,000 and 1,578,000 antidilutive stock options and restricted stock units for the three months ended June 30, 2024, and July 2, 2023, respectively, and excluded the effect of 1,052,000 and 1,550,000 antidilutive stock options and restricted stock units for the six months ended June 30, 2024, and July 2, 2023, respectively.
f.    Stock Benefit Plans
Pursuant to the Former Six Flags Entertainment Corporation Long-Term Incentive Plan (the "Long-Term Incentive Plan"), Former Six Flags could grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, deferred stock units, performance stock units, performance and cash-settled awards and dividend equivalent rights ("DERs") to select employees, officers, directors and consultants.
Periodically, Former Six Flags granted performance stock units to key employees. These awards vested based on attainment of specific performance targets most often related to Adjusted EBITDA or revenue over a defined period. As of June 30, 2024, Former Six Flags has not determined that it is probable that Former Six Flags would achieve any of the performance targets associated with its outstanding performance units, and therefore, expense has not been recognized for these awards. Upon closing of the Merger on July 1, 2024, in accordance with the provisions of the Merger agreement, all outstanding performance units were converted to Restricted Stock Units ("RSUs") or reissued as performance units of the Combined Company, in accordance with the Merger Agreement.

Exhibit 99.1

During the three and six months ended June 30, 2024 and July 2, 2023, stock-based compensation expense was comprised of the following:

	Three Months Ended		Six Months Ended
(Amounts in thousands)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Long-term incentive plan	$2,616	$2,123	$4,938	$5,407
Employee stock purchase plan	146	56	171	86
Total stock-based compensation	$2,762	$2,179	$5,109	$5,493
g.    Accounts Receivable, Net
Accounts receivable are reported at net realizable value and consist primarily of amounts due from guests for the sale of group outings and multi-use admission products that allow for payment plans, such as season passes, annual passes, memberships and the Six Flags Plus pass. Former Six Flags was not exposed to a significant concentration of credit risk; however, based on the age of receivables, historical experience and other factors and assumptions management believe to be customary and reasonable, Former Six Flags recorded an allowance for doubtful accounts. As of June 30, 2024, December 31, 2023, and July 2, 2023, Former Six Flags recorded an allowance for doubtful accounts of $11.6 million, $4.2 million, and $9.3 million, respectively, which is primarily comprised of estimated payment defaults under the Six Flags Plus pass and other multi-use admission products for which payment plans are offered. To the extent that payments for products for which an allowance for doubtful accounts is established have not been recognized in revenue, the allowance recorded is offset with a corresponding reduction in deferred revenue.
h.    Recent Accounting Pronouncements Not Yet Adopted
In November 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-07, Segment Reporting, to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. Management is evaluating the effect of the new standards on the consolidated financial statements and related disclosures.
In December 2023, the FASB issued ASU 2023-09, Income Taxes, requiring more granular disclosure of the components of income taxes. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. Management is evaluating the effect of the new standards on the consolidated financial statements and related disclosures.
2.    Revenue
Revenues are recognized when control of the promised goods or services is transferred to customers in an amount that reflects the consideration Former Six Flags expected to be entitled to in exchange for those goods or services. Sales and other taxes that are collected concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense.
The following tables present revenues disaggregated by contract duration for the three and six month periods ended June 30, 2024 and July 2, 2023, respectively. Long-term and short-term contracts consist of contracts with customers with terms greater than one year and less than or equal to one year, respectively.

	Three Months Ended June 30, 2024
(Amounts in thousands)	Park Admissions	Park Food, Merchandise and Other	Sponsorship, International Agreements and Accommodations	Total
Long-term contracts	$21,045	$3,312	$8,613	$32,970
Short-term contracts and other(1)	207,185	191,968	6,370	405,523
Total revenues	$228,230	$195,280	$14,983	$438,493

Exhibit 99.1

	Three Months Ended July 2, 2023
(Amounts in thousands)	Park Admissions	Park Food, Merchandise and Other	Sponsorship, International Agreements and Accommodations	Total
Long-term contracts	$12,066	$1,423	$6,807	$20,296
Short-term contracts and other (1)	226,897	189,369	7,145	423,411
Total revenues	$238,963	$190,792	$13,952	$443,707

	Six Months Ended June 30, 2024
(Amounts in thousands)	Park Admissions	Park Food, Merchandise and Other	Sponsorship, International Agreements and Accommodations	Total
Long-term contracts	$34,920	$4,368	$10,572	$49,860
Short-term contracts and other(1)	264,111	245,309	12,504	521,924
Total revenues	$299,031	$249,677	$23,076	$571,784

	Six Months Ended July 2, 2023
(Amounts in thousands)	Park Admissions	Park Food, Merchandise and Other	Sponsorship, International Agreements and Accommodations	Total
Long-term contracts	$16,927	$1,963	$13,570	$32,460
Short-term contracts and other (1)	298,339	241,615	13,483	553,437
Total revenues	$315,266	$243,578	$27,053	$585,897
______________________________________
(1)Other revenues primarily include sales of single-use tickets and short-term transactional sales for which Former Six Flags has the right to invoice.
Long-term Contracts
As of December 31, 2023, $89.2 million of unearned revenue associated with outstanding long-term contracts was reported in "Deferred revenue," of which $44.4 million and $48.8 million was recognized as revenue for long-term contracts during the three and six months ended June 30, 2024, respectively. As of June 30, 2024, the total unearned amount of revenue for remaining long-term contract performance obligations was $67.8 million. As of January 1, 2023, $33.5 million of unearned revenue associated with outstanding long-term contracts was reported in "Deferred revenue," of which $8.6 million and $20.8 million was recognized as revenue for long-term contracts during the three and six months ended July 2, 2023, respectively. As of July 2, 2023, the total unearned amount of revenue for remaining long-term contract performance obligations was $27.5 million.
As of June 30, 2024, Former Six Flags expected to recognize estimated revenue for partially or wholly unsatisfied performance obligations on long-term contracts of approximately $54.5 million in the remainder of 2024, $7.9 million in 2025, $5.5 million in 2026, $4.5 million in 2027, and $9.6 million in 2028 and thereafter.
3.    Long-Term Indebtedness
Credit Facility
As of June 30, 2024, Former Six Flags credit facility consisted of a $500.0 million revolving credit facility (the “Revolving Credit Facility”) as Former Six Flags repaid the $479.0 million Tranche B Term Loan facility (the “Term Loan B”) with the proceeds from the 2032 Notes (as detailed below). The Revolving Credit Facility and the Term Loan B together constitute the amended and restated credit facility that was entered into in May 2023 (the “Credit Facility”).
As of June 30, 2024, available borrowing capacity under the Revolving Credit Facility was $274.0 million after reducing the facility by $205.0 million borrowings outstanding and $21.0 million of outstanding letters of credit. As of December 31, 2023 and July 2, 2023, $180.0 million and $169.0 million was drawn, respectively, under the Revolving Credit Facility were outstanding (excluding amounts reserved for letters of credit in the amount of $21.0 million). Interest on the Revolving Credit Facility accrues at an annual rate of SOFR,

Exhibit 99.1

plus a Term SOFR Adjustment of 0.10%, plus an applicable margin with an unused commitment fee based on the senior secured leverage ratio. As of June 30, 2024, the Revolving Credit Facility had an interest rate of 8.66%. As of June 30, 2024, the Revolving Credit Facility unused commitment fee was 0.500%. The Revolving Credit Facility matures in May 2028.
As of December 31, 2023 and July 2, 2023, $479.0 million was outstanding in each period under the Term Loan B. The Term Loan B was terminated in connection with the Mergers.
2024 Notes, 2025 Notes, 2027 Notes, 2031 Notes and 2032 Notes
In June 2016, Former Six Flags issued $300.0 million of 4.875% senior unsecured notes due 2024 and, in April 2017, issued an additional $700.0 million of senior unsecured notes due 2024 (together, the “2024 Notes”). During March of 2020, Former Six Flags prepaid $50.5 million of the outstanding 2024 Notes principal, reducing the outstanding amount to $949.5 million. On April 26, 2023, Former Six Flags commenced a cash tender offer (the “Tender Offer”) for any and all outstanding 2024 Notes. The consideration offered for each $1,000 principal amount of the 2024 Notes was $1,000.50 (the “Purchase Price”), plus accrued and unpaid interest. On May 3, 2023, Former Six Flags repaid $892.6 million, or 94.0% of the aggregate principal amount of the 2024 Notes that were tendered in the offering. The remainder of the 2024 Notes was paid on July 31, 2024 by the Combined Company.
In April 2017, Former Six Flags issued $500.0 million of 5.50% senior notes due 2027 (the "2027 Notes"). In April 2020, Former Six Flags' subsidiary Six Flags Theme Parks (“SFTP”) issued $725.0 million of 7.00% senior secured notes due 2025 (the “2025 Notes”).
On July 1, 2022, Former Six Flags prepaid $360.0 million of the 2025 Notes at a premium of 103.5%. The transaction reduced the outstanding amount of the 2025 Notes to $365.0 million.
On May 3, 2023, Former Six Flags completed the private sale of the 2031 Notes at an offering price of 99.248% of the principal amount thereof. Net of the original issuance discount and debt issuance costs, Former Six Flags received net proceeds of $784.0 million.
Also, on May 3, 2023, Former Six Flags announced that $892.6 million, or 94.0% of the aggregate principal amount of the 2024 Notes were validly tendered pursuant to the Tender Offer. Net cash proceeds from the 2031 Notes, together with other available cash, including borrowings under the Revolving Credit Facility, were used to pay the Purchase Price, plus accrued and unpaid interest. Former Six Flags incurred a $14.0 million loss on debt extinguishment comprised of $1.0 million for the premium paid above par and $13.0 million of costs charged to expense on debt modification which were recognized during the six months ended July 2, 2023.
On May 2, 2024, SFTP issued $850.0 million of 6.625% Senior Secured Notes due 2032 (the "2032 Notes"). Net of debt issuance costs, Former Six Flags received proceeds of $843.6 million. Former Six Flags used the proceeds from the 2032 Notes toward (i) the repayment in full of the principal amount outstanding under the existing Term Loan B of $479.0 million (ii) repayment of the then outstanding borrowings under the Revolving Credit Facility of $235.0 million and (iii) general corporate purposes. Additionally, on May 2, 2024, Former Six Flags delivered to the trustee of the 2025 Notes a notice of redemption to repay $165.0 million of aggregate principal at par value on July 1, 2024. In connection with the repayment of the Term Loan B, Former Six Flags recognized a $2.7 million loss on debt extinguishment resulting from the write-off of unamortized original issue discount and deferred financing costs. On July 1, 2024, the Combined Company repaid $165.0 million of the 2025 Notes.
As of June 30, 2024, $56.9 million of the 2024 Notes, $365.0 million of the 2025 Notes, $500.0 million of the 2027 Notes, $800.0 million of the 2031 Notes and $850.0 million of the 2032 Notes, were issued and outstanding. Interest payments of $1.4 million for the 2024 Notes are due semi-annually on January 31 and July 31 of each year. Following the repayment of $360 million of the 2025 Notes, interest payments of $12.7 million for the 2025 Notes are due semi-annually on January 1 and July 1 each year. Interest payments of $13.8 million for the 2027 Notes are due semi-annually on April 15 and October 15 of each year. Interest payments of $29.0 million for the 2031 Notes are due semi-annually on May 15 and November 15 of each year. For the 2032 Notes, an interest payment of $28.3 million is due on November 1, 2024, and $28.2 million is due semi-annually on May 15, and November 15 of each year, thereafter.

Exhibit 99.1

Long-Term Indebtedness Summary
As of June 30, 2024, December 31, 2023, and July 2, 2023, the principal balance of Former Six Flags' long-term debt consisted of the following:

	As of
(Amounts in thousands)	June 30, 2024	December 31, 2023	July 2, 2023
Term Loan B	$—	$479,000	$479,000
Revolving Credit Facility	205,000	180,000	169,000
2024 Notes	56,867	56,867	56,867
2025 Notes	365,000	365,000	365,000
2027 Notes	500,000	500,000	500,000
2031 Notes	800,000	800,000	800,000
2032 Notes	850,000	—	—
Net discount	(5,355)	(6,167)	(6,580)
Deferred financing costs	(20,049)	(9,221)	(10,962)
Total debt	$2,751,463	$2,365,479	$2,352,325
Less current portion of long-term debt	56,867	56,867	—
Less short-term borrowings	205,000	180,000	169,000
Total long-term debt	$2,489,596	$2,128,612	$2,183,325
Fair-Value of Long-Term Indebtedness
As of June 30, 2024, December 31, 2023, and July 2, 2023, the fair value of Former Six Flags' long-term debt was $2,772.7 million, $2,374.7 million and $2,298.7 million, respectively.
Assumption of Debt Upon Completion of the Mergers

On the Closing Date and in connection with the Mergers, HoldCo, Canada’s Wonderland Company (“Canada’s Wonderland”), Magnum Management Corporation (“Magnum Management”), Millennium Operations LLC (“Millennium” and, together with Canada’s Wonderland and Magnum Management, the “Cedar Fair Co-Issuers”), the other former subsidiaries of Cedar Fair (excluding the Cedar Fair Co-Issuers, collectively, the “Cedar Fair Subsidiary Guarantors”) that guarantee indebtedness under the HoldCo credit agreement, dated May 1, 2024, as amended (the “HoldCo Credit Agreement”), U.S. Bank Trust Company, National Association (“U.S. Bank”) and SFTP, as applicable, entered into supplemental indentures (collectively, the “Supplemental Indentures”) to (i) the 2024 Notes, (ii) 2027 Notes, (iii) 2025 Notes, (iv) 2031 Notes and (v) the 2032 Notes. Pursuant to the Supplemental Indentures, (a) HoldCo assumed all of Former Six Flags’ obligations under the Former Six Flags Indentures and the notes issued thereunder, (b) each of the Cedar Fair Subsidiary Guarantors agreed to fully and unconditionally guarantee the notes issued under the Former Six Flags Indentures and (c) each of the Cedar Fair Co-Issuers became a co-issuer of the 2032 Notes and agreed to fully and unconditionally guarantee each other series of notes issued under the Former Six Flags Indentures.

In connection with the execution of the supplemental indentures for the 2032 Notes and the 2025 Notes, the Cedar Fair Co-Issuers and the Cedar Fair Subsidiary Guarantors entered into certain security agreements, pursuant to which they granted a first priority security interest in substantially all of their assets (subject to certain exceptions) to secure the 2032 Notes and the 2025 Notes.

In addition, on the Closing Date and in connection with the Mergers, (i) HoldCo assumed all of Cedar Fair’s obligations under its 5.375% Senior Notes due 2027, its 6.50% Senior Notes due 2028 and its 5.25% Senior Notes due 2029 (collectively, the “Cedar Fair Notes”) and the related indentures (the “Cedar Fair Indentures”) and (ii) SFTP and the other former subsidiaries of Former Six Flags agreed to fully and unconditionally guarantee the Cedar Fair Notes, in each case by entering into certain supplemental indentures to the Cedar Fair Indentures.

Exhibit 99.1

4.    Accumulated Other Comprehensive Loss
Changes in the composition of Accumulated Other Comprehensive Loss ("AOCL") during the six months ended June 30, 2024, were as follows:

(Amounts in thousands)	Cumulative Translation Adjustment	Cash Flow Hedges	Defined Benefit Plans	Income Taxes	Accumulated Other Comprehensive Loss
Balances at December 31, 2023	$(30,009)	$2,160	$(37,334)	$(4,493)	$(69,676)
Net current period change	(4,717)	—	—	1,174	(3,543)
Amounts reclassified from AOCI	—	(2,160)	443	506	(1,211)
Balances at June 30, 2024	$(34,726)	$—	$(36,891)	$(2,813)	$(74,430)
Reclassifications out of AOCL during the three and six months ended June 30, 2024 and July 2, 2023:

		Reclassification of (Gain) Loss from AOCL into Earnings
		Three Months Ended		Six Months Ended
Component of AOCI	Location of Reclassification into Income (Loss)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023

Amortization of gain on interest rate hedge	Interest expense, net	$(1,354)	$(792)	$(2,160)	$(1,579)
	Income tax expense	367	197	567	393
	Net of tax	$(987)	$(595)	$(1,593)	$(1,186)

Amortization of deferred actuarial loss and prior service cost	Operating expenses	$226	$234	$443	$468
	Income tax benefit	(7)	(58)	(61)	(116)
	Net of tax	$219	$176	$382	$352

Total reclassifications		$(768)	$(419)	$(1,211)	$(834)
5.    Derivative Financial Instruments
Former Six Flags held interest rate swap agreements that mitigate the risk of an increase in the effective interest rate on the Term Loan B. Former Six Flags entered into derivative contracts for risk management purposes only and did not utilize derivative instruments for trading or speculative purposes. As such, in conjunction with the repayment of a portion of the Term Loan B in April 2020, certain of the interest rate swap agreements were de-designated because the hedged interest was no longer probable to occur.
Derivative assets and derivative liabilities that have maturity dates equal to or less than twelve months from the balance sheet date are included in “Prepaid expenses and other current assets” and “Other accrued liabilities,” respectively. Derivative assets and derivative liabilities that have maturity dates greater than twelve months from the balance sheet date are included in “Other assets, net” and “Other long-term liabilities,” respectively.
On March 24, 2022, Former Six Flags terminated the August 2019 Swap Agreements for net cash proceeds of $7.4 million. The swap agreements were used as economic hedges against rising interest rates and had been designated as cash flow hedges prior to termination. Former Six Flags recorded the settlement in accumulated other comprehensive income in the amount of $7.7 million which was scheduled to be amortized through September 2024, the maturity date of the Term Loan B. On May 2, 2024, Former Six Flags repaid the remaining $479.0 million on the Term Loan B, resulting in the immediate recognition of the unamortized gain in interest expense, totaling $1.1 million. See additional detail regarding the repayment of the Term Loan B in Note 3 - Long-Term Indebtedness.
On June 26, 2024, Former Six Flags terminated the two remaining interest rate swaps for cash payments totaling $1.8 million and de-recognized the associated derivative asset and liability positions. The net of the cash settlement and de-recognition of the derivative

Exhibit 99.1

asset and liability positions was $0.7 million, which was recognized as interest expense during the three months and six months ended June 30, 2024.
Derivative assets recorded at fair value in an asset position as well as their classification on the unaudited condensed consolidated balance sheets as of June 30, 2024, December 31, 2023, and July 2, 2023:

	Derivative Assets
(Amounts in thousands)	June 30, 2024	December 31, 2023	July 2, 2023
Derivatives Not Designated as Hedging Instruments
Interest rate swap agreements — prepaid expenses and other current assets	$—	$3,156	$3,631
Interest rate swap agreements — other assets, net	—	2,262	3,984
	$—	$5,418	$7,615
Derivative liabilities recorded at fair value in the unaudited condensed consolidated balance sheets as of June 30, 2024, December 31, 2023, and July 2, 2023:

	Derivative Liabilities
(Amounts in thousands)	June 30, 2024	December 31, 2023	July 2, 2023
Derivatives Not Designated as Hedging Instruments
Interest rate swap agreements — other accrued liabilities	$—	$4,047	$4,535
Interest rate swap agreements — other long-term liabilities	—	3,302	5,382
	$—	$7,349	$9,917
Gains and losses on derivatives not designated as hedging instruments are recognized in “Interest expense, net” in the condensed consolidated statements of operations, and were not material for the three and six months ended June 30, 2024 and July 2, 2023.
Gains and losses before taxes on derivatives designated as hedging instruments that were recognized in “Interest expense, net” in the condensed consolidated statements of operations for the three and six months ended June 30, 2024, and July 2, 2023, were as follows:
Three Months Ended June 30, 2024 and July 2, 2023

	Gain (Loss) Recognized in AOCL		Gain (Loss) Reclassified from AOCL into Interest Expense, Net
(Amounts in thousands)	2024	2023	2024	2023
Interest rate swap agreements	$—	$—	$1,356	$792
Total	$—	$—	$1,356	$792
Six Months Ended June 30, 2024 and July 2, 2023

	Gain (Loss) Recognized in AOCL		Gain (Loss) Reclassified from AOCL into Interest Expense, Net
(Amounts in thousands)	2024	2023	2024	2023
Interest rate swap agreements	$—	$—	$2,162	$1,579
Total	$—	$—	$2,162	$1,579
6.    Commitments and Contingencies
Partnership Parks
Former Six Flags has guaranteed the obligations of the general partners of those partnerships to (i) make minimum annual distributions (including rent) of approximately $88.5 million in 2024 (subject to cost of living adjustments) to the limited partners in the Partnership Parks (based on Former Six Flags' ownership of units as of June 30, 2024, Former Six Flags' share of the distribution will be

Exhibit 99.1

approximately $39.5 million) and (ii) make minimum capital expenditures at each of the Partnership Parks during rolling five-year periods, based generally on 6.0% of the Partnership Parks’ revenues. Pursuant to the 2024 annual offer to purchase limited partnership units tendered by the unit holders (the "Partnership Park Put") in May 2024, Former Six Flags purchased .269 limited partnership units of the Georgia Partnership for $1.1 million and .005 units of the Texas Partnership for a nominal amount. As Former Six Flags purchases additional units, Former Six Flags is entitled to a proportionate increase in its share of the minimum annual distributions.
The agreed price for units tendered in the Partnership Park Put is based on a valuation of each of the respective Partnership Parks (the "Specified Price") that is the greater of (a) a valuation for each of the respective Partnership Parks derived by multiplying such park’s weighted average four-year EBITDA (as defined in the agreements that govern the partnerships) by a specified multiple (8.0 in the case of SFOG and 8.5 in the case of SFOT) and (b) a valuation derived from the highest prices previously offered for the units of the Partnership Parks by certain entities. In light of the temporary suspension of operations of the parks due to the COVID-19 pandemic in March 2020, which would have caused the value of the Partnership Park units to decrease in 2021 and thereafter, Former Six Flags adjusted the annual offer to purchase these units to set a minimum price floor for all future purchases. Pursuant to the new minimum price floor, the Specified Price for the Partnership Parks, if determined as of June 30, 2024, is $409.7 million in the case of SFOG and $527.4 million in the case of SFOT. As of June 30, 2024, Former Six Flags owned approximately 31.8% and 54.1% of the Georgia limited partner interests and Texas limited partner interests, respectively. The obligations with respect to SFOG and SFOT will continue until 2027 and 2028, respectively.
In January 2027 with respect to the Georgia Partnership and in January 2028 with respect to the Texas Partnership, Former Six Flags will have the option (each the "End-of-Term Option") to require the redemption of all the limited partnership units Former Six Flags does not then own in the Partnerships. To exercise the End-of-Term Option, the Combined Company must give the Georgia Partnership notice of its exercise no later than December 31, 2024, and the Combined Company must give the Texas Partnership notice of its exercise no later than December 31, 2025. If the End-of-Term Option is not exercised, the parties may decide to renew and extend the arrangements relating to the Partnership Parks. Alternatively, if the End-of-Term Option is not exercised, the Partnership Park entities may be sold and the proceeds applied to redeem the outstanding interests in the Georgia Partnership and Texas Partnership, as applicable. If the End-of-Term Option is exercised, the price offered, and required to be accepted by the holders' of the limited units the Combined Company does not then own would, is based on the agreed upon value of the partnerships included in the original agreements, multiplied by the change in the Consumer Price Index ("CPI") between the beginning and end of the agreement. The agreements for the Georgia Partnership and Texas Partnership began in 1997 and 1998, respectively. The agreed-upon value for the partnerships when the agreements were executed was $250.0 million and $374.8 million for SFOG and SFOT, respectively. As of December 31, 2023, the agreed-upon value, as adjusted for CPI, would be $483.5 million and $712.7 million for SFOG and SFOT, respectively. The agreed-upon values, if determined as of December 31, 2023, multiplied by the 68.5% and 45.9% of units held by the limited partner for SFOG and SFOT respectively, represent $330.9 million and $332.6 million that would be required to be paid to the limited partner of SFOG and SFOT, respectively if the End-of-Option Term were to be exercised. The agreed-upon value of the End-of-Term Option will be further adjusted by CPI until the end of each respective agreement. The decision to exercise, or not exercise, the End-of-Term Option for either of SFOT or SFOG will ultimately be made based on numerous factors, including prevailing macro-economic and industry conditions and the cost and availability of financing to fund the purchase.
Former Six Flags incurred $26.0 million of capital expenditures at the Partnership Parks during the 2023 season and expected to incur approximately $25.0 million to $30.0 million of capital expenditures at these parks for the 2024 season, an amount in excess of the minimum required expenditure. Cash flows from operations at the Partnership Parks will be used to satisfy the annual distribution and capital expenditure requirements, before any funds are required from Former Six Flags. The Partnership Parks generated approximately $16.0 million of cash in 2023, after deduction of capital expenditures and excluding the impact of short-term intercompany advances from or payments to Former Six Flags.
Following the completion of the Mergers on July 1, 2024, the arrangements with the Partnership Parks were assumed by the Combined Company.
Redeemable noncontrolling interests represent the non-affiliated parties’ share of the assets of the Partnership Parks that are less than wholly-owned: SFOT, SFOG and Six Flags White Water Atlanta, which is owned by the partnership that owns SFOG. As of

Exhibit 99.1

June 30, 2024, redeemable noncontrolling interests of the SFOG and SFOT partnerships were $291.2 million and $253.0 million, respectively.

(Amounts in thousands)	SFOT	SFOG	Total
Balance at December 31, 2023	$240,797	$280,201	$520,998
Purchase of redeemable units	(11)	(1,103)	(1,114)
Fresh start accounting fair market value adjustment for purchased units	(2)	(147)	(149)
Net income attributable to noncontrolling interests	12,241	12,258	24,499
Distributions to noncontrolling interests	—	—	—
Balance at June 30, 2024	$253,025	$291,209	$544,234
The redemption value of the noncontrolling partnership units in SFOG and SFOT as of June 30, 2024, was approximately $279.1 million and $240.8 million, respectively.
Insurance
Former Six Flags maintained insurance of the types and in amounts that management believes are commercially reasonable and that are available to businesses in the industry.
The majority of the current insurance policies expire on December 31, 2024. Former Six Flags generally renegotiates the insurance policies on an annual basis. Former Six Flags cannot predict the level of the premiums that it may be required to pay for subsequent insurance coverage, the level of any self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks.
Self-Insurance Reserves
Self-insurance reserves are recorded for the estimated amounts of guest and employee claims and expenses incurred each period that are not covered by insurance. Reserves are established for both identified claims and incurred but not reported (“IBNR”) claims. Such amounts are accrued for when claim amounts become probable and estimable. Reserves for identified claims are based upon the Company’s historical claims experience and third-party estimates of settlement costs. Reserves for IBNR claims are based upon claims data history, actuarially determined loss development factors and certain other qualitative considerations. Former Six Flags maintained self-insurance reserves for healthcare, auto, general liability, and workers’ compensation claims.
Former Six Flags' self-insurance reserves were periodically reviewed for changes in facts and circumstances and adjustments made as necessary. During the second quarter of 2023, an actuarial analysis of the general liability and worker's compensation self-insurance reserves resulted in a change in estimate that increased the ultimate loss indications on both identified claims and IBNR claims. The determination to undertake such an actuarial analysis resulted from greater than previously estimated reserve adjustments on identified claims during the quarter as well as an observed pattern of increasing litigation and settlement costs. As a result of this actuarial analysis, Former Six Flags revised certain key actuarial assumptions utilized in determining estimated ultimate losses, including loss development factors. The change in estimate resulted in an increase to "selling, general and administrative expense" on the condensed consolidated financial statements of operations of $37.6 million during the three and six months ended July 2, 2023.
Total accrued self-insurance reserves were $64.8 million, $64.6 million and $68.6 million as of June 30, 2024, December 31, 2023 and July 2, 2023, respectively.
Legal Proceedings
While certain legal proceedings and related indemnification obligations to which Former Six Flags are a party specify the amounts claimed, these claims may not represent reasonably possible losses. Except as noted below, given the inherent uncertainties of litigation, the ultimate outcome of these matters cannot be predicted at this time, nor can the amount of possible loss or range of loss, if any, be reasonably estimated, except in circumstances where an aggregate litigation accrual has been recorded for probable and reasonably estimable loss contingencies. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new information or developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

Exhibit 99.1

Putative Securities Class Action Lawsuit
In February 2020, two putative securities class action complaints were filed against Holdings and certain of its former executive officers (collectively, the “defendants”) in the U.S. District Court for the Northern District of Texas. On March 2, 2020, the two cases were consolidated in an action captioned Electrical Workers Pension Fund Local 103 I.B.E.W. v. Six Flags Entertainment Corp., et al., Case No. 4:20-cv-00201-P (N.D. Tex.) (the “Electrical Workers litigation”), and an amended complaint was filed on March 20, 2020. On May 8, 2020, Oklahoma Firefighters Pension and Retirement System (“Oklahoma Firefighters”) and Electrical Workers Pension Fund Local 103 I.B.E.W. were appointed as lead plaintiffs, Bernstein Litowitz Berger & Grossman LLP was appointed as lead counsel, and McKool Smith PC was appointed as liaison counsel. On July 2, 2020, lead plaintiffs filed a consolidated complaint. The consolidated complaint alleges, among other things, that the defendants made materially false or misleading statements or omissions regarding the Company’s business, operations and growth prospects, specifically with respect to the development of its Six Flags branded parks in China and the financial health of its former partner, Riverside Investment Group Co. Ltd., in violation of the federal securities laws. The consolidated complaint seeks an unspecified amount of compensatory damages and other relief on behalf of a putative class of purchasers of Holdings’ publicly traded common stock during the period between April 24, 2018 and February 19, 2020. On August 3, 2020, defendants filed a motion to dismiss the consolidated complaint. On March 3, 2021, the district court granted defendants’ motion, dismissing the complaint in its entirety and with prejudice.

On August 25, 2021, Co-Lead Plaintiff Oklahoma Firefighters filed a notice of appeal to the U.S. Court of Appeals for the Fifth Circuit (“the Fifth Circuit”) from the district court’s decisions granting defendants’ motion to dismiss, denying plaintiffs’ motion to amend or set aside judgment, and denying plaintiffs’ motion for leave to file a supplemental brief. The appeal was fully briefed as of December 15, 2021, and oral argument was held on March 7, 2022. On January 18, 2023, the Fifth Circuit reversed the dismissal and remanded the case to the district court for further proceedings. On February 9, 2023, the Fifth Circuit mandate issued to the district court. On March 7, 2023, the district court entered a scheduling order governing pre-trial proceedings. On April 18, 2023, Oklahoma Firefighters filed a motion for leave to file an amended complaint that would add a new named plaintiff, remove former Co-Lead Plaintiff Electrical Workers Pension Fund Local 103 I.B.E.W., and modify the case caption. On May 2, 2023, defendants filed an opposition to that motion and a motion for judgment on the pleadings. On June 2, 2023, the district court granted defendants’ motion for judgment on the pleadings, dismissing the case with prejudice, and denied Oklahoma Firefighters’ motions. On June 30, 2023, plaintiffs filed a notice of appeal to the Fifth Circuit from the district court’s decisions. The appeal was fully briefed as of December 4, 2023, and oral argument was held on March 4, 2024. On April 18, 2024, the Fifth Circuit reversed the dismissal and remanded the case to the district court. On May 31, 2024, the district court entered a scheduling order setting the case for trial on December 8, 2025. The parties are currently engaged in discovery. The court has ordered the parties to mediate before August 21, 2024. The court has ordered the parties to mediate before August 21, 2024. The company is vigorously defending against the claims in this proceeding. The outcome of this litigation is inherently uncertain, and any loss or range of loss that may arise from this matter cannot be reasonably estimated.
Stockholder Derivative Lawsuits

On February 16, 2023, a putative stockholder derivative lawsuit was filed on behalf of nominal defendant Holdings by John Hancock in Texas state court against certain of its former executive officers and directors (the “individual defendants”) in an action captioned Hancock v. Roedel, et al., Case No. 348-340304-23 (348th Dist. Ct., Tarrant Cty., Tex.). Plaintiff refers to and makes many of the same allegations as are set forth in the Electrical Workers litigation, claiming that, among other things, the individual defendants caused Former Six Flags to make false and misleading statements and omissions about the status of construction of Six Flags branded parks in China and the financial health of its former partner, Riverside Investment Group Co. Ltd. Plaintiff asserts breach of fiduciary duty and unjust enrichment claims. Plaintiff seeks an unspecified amount of monetary damages and equitable relief including, but not limited to, disgorgement. On September 7, 2023, the individual defendants and the Company filed a motion to stay pending resolution of a duplicative federal derivative action, captioned Dela Cruz v. Reid-Anderson, et al, Case No. 3:23-CV-0396-D (N.D. Tex), and described below. On September 15, 2023, the court granted the motion to stay and ordered the action stayed until 30 days after a ruling by the federal court on the motions to dismiss pending in Dela Cruz v. Reid-Anderson. On March 6, 2024, the parties jointly stipulated to stay the action pending resolution of the appeal in Dela Cruz v. Reid-Anderson, which the court approved. On July 8, 2024, Plaintiff filed a Notice of Nonsuit Without Prejudice, which the court ordered on July 9, 2024.

On February 22, 2023, a putative stockholder derivative lawsuit was filed on behalf of nominal defendant Holdings by Antonio Dela Cruz in in the U.S. District Court for the Northern District of Texas against certain of its current and former executive officers and directors (the “individual defendants”) in an action captioned Cruz v. Reid-Anderson, et al., Case No. 3:23-CV-0396-D (N.D. Tex.). Plaintiff refers to and makes many of the same allegations as are set forth in the Electrical Workers litigation, claiming that, among other things, the individual defendants caused Former Six Flags to make false and misleading statements and omissions about the status of construction of Former Six Flags branded parks in China and the financial health of its former partner, Riverside Investment Group Co. Ltd. Plaintiff asserts contribution, breach of fiduciary duty, and unjust enrichment claims. Plaintiff seeks an unspecified amount of monetary damages and equitable relief including, but not limited to, disgorgement. On September 12, 2023, Former Six Flags and the individual defendants filed motions to dismiss the amended complaint. On January 12, 2024, the district court granted defendants' motions, dismissing the complaint in its entirety and with prejudice. On February 7, 2024, Plaintiffs filed a Notice of Appeal of the district court's decision. The appeal was fully briefed as of May 29, 2024. On July 2, 2024, Plaintiff filed an Unopposed Motion to Withdraw Appeal. On July 8, 2024, the Fifth Circuit dismissed the appeal.

Exhibit 99.1

Wage and Hour Class Action Lawsuits
Former Six Flags and/or certain of its consolidated subsidiaries are named defendants in various lawsuits generally alleging violations of federal and/or state laws regulating wage and hour pay. Plaintiffs in these lawsuits seek monetary damages, including unpaid wages, statutory penalties, and/or attorneys’ fees and costs. Regardless of the merits of particular suits, litigation may be expensive, time-consuming, disruptive to Former Six Flags' operations and distract management from the operation of the business. In recognition of these impacts on the business, Former Six Flags may enter into settlement agreements or other arrangements to settle litigation and resolve such disputes. No assurance can be given that such agreements can be obtained on acceptable terms or at all, or that litigation will not occur. These agreements may also significantly increase Former Six Flags operating expenses. The outcomes of these lawsuits are inherently uncertain, and Former Six Flags cannot reasonably estimate any loss or range of loss that may arise from these matters in excess of the amounts that Former Six Flags has recognized for these lawsuits, which amounts are not material to the consolidated financial statements.
Personal Injury Lawsuit
On November 18, 2021, the Texas Judicial Panel on Multidistrict Litigation consolidated numerous lawsuits filed against Six Flags Splashtown, LLC d/b/a Six Flags Hurricane Harbor Splashtown asserting claims arising from an alleged chemical vapor release on July 17, 2021, at Six Flags Splashtown. Certain plaintiffs have also named unaffiliated third parties as additional defendants. The consolidated multidistrict litigation is captioned In re Six Flags Splashtown Litigation (Master File No. 2021-77214), and is pending in the 295th Judicial District Court in Harris County, Texas. Plaintiffs are seeking compensatory and punitive damages. On April 14, 2023, Six Flags Splashtown settled with 421 plaintiffs, including all bellwether plaintiffs set for trial on April 17, 2023, for an immaterial amount. On September 22, 2023, Six Flags Splashtown settled with 55 additional plaintiffs, including the bellwether plaintiffs set for trial on January 15, 2024, for an immaterial amount. From March to May 2024, Six Flags Splashtown settled with all remaining plaintiffs arising from the alleged chemical release (19 plaintiffs represented by different law firms) who were set for trial later in 2024. All settlements were for an immaterial amount. All pro se plaintiffs have been dismissed. The parties are working to document these settlements and are awaiting hearings for court approval of settlements involving minors. The court has these hearings throughout August, September, and October 2024. As each plaintiff finalizes the settlement agreement and executes a release, and the settlement is approved by the court (for minors), the parties will enter into agreed dismissals and seek final judgment. At this time, nine plaintiffs have finalized their settlement and dismissed their claims, and the court has entered a final judgment for those cases. Six Flags Splashtown expects the settlement and approval of the 55-plaintiff group to be finalized and the case dismissed in August 2021. Although the parties are working diligently towards finalizing settlement documents and dismissal of these cases, no assurance can be given that all plaintiffs in the 421-plaintiff group will accept their allocated settlement amount and will enter into the finalized settlement with Six Flags Splashtown. Still, Six Flags Splashtown has received over 150 releases from plaintiffs in that group to date. Although finalizing these settlements may come with additional operating expenses including payments for guardian ad litem fees, any additional loss or range of loss that may arise from finalizing these settlements is not material to the consolidated financial statements of Former Six Flags.
Litigation Relating to Routine Proceedings
Former Six Flags is also engaged from time to time in other routine legal and tax proceedings incidental to the business. Former Six Flags does not believe that any of these routine proceedings will have a material impact on the business on the financial condition of the company.
Securities and Exchange Commission Investigation

The Securities and Exchange Commission is conducting an investigation into Former Six Flags disclosures and reporting made in 2018 through February 2020 related to its business, operations and growth prospects of its Six Flags branded parks in China and the financial health of its former business partner, Riverside Investment Group Co. Ltd. Former Six Flags received a document subpoena in February 2020 and subsequently certain current and former executives received subpoenas in connection with this matter and they continue to provide responsive information. The involved parties are fully cooperating and are committed to continuing to cooperate fully with the SEC in this matter. The length, scope or results of the investigation, or the impact, of the investigation on results of operations, business or financial condition cannot be predicted.

7.    Business Segments
Former Six Flags' chief operating decision maker “CODM” regularly receives consolidated information which is used to make strategic decisions. Each individual park location has a Park President or General Manager responsible for the operational results and executing the strategy set forth by the CODM. Substantially all of the parks provide similar products and services through a similar

Exhibit 99.1

process to the same class of customer through a consistent method. Former Six Flags believed that the parks share common economic characteristics. Based on these factors, there is only one reportable segment - parks.
The following information reflects goodwill and long-lived assets (which consists of property and equipment, right-of-use operating leases and intangible assets) as of June 30, 2024, December 31, 2023, and July 2, 2023:

	As of
(Amounts in thousands)	June 30, 2024	December 31, 2023	July 2, 2023
Domestic	$2,341,766	$2,297,440	$2,292,265
Foreign	133,450	126,409	121,844
Total	$2,475,216	$2,423,849	$2,414,109
The following information reflects revenues and (loss) income before income taxes by domestic and foreign jurisdictions for the six months ended June 30, 2024, and July 2, 2023:

	Domestic	Foreign	Total
2024	(Amounts in thousands)
Revenues	$507,294	$64,490	$571,784
(Loss) income before income taxes	(42,731)	10,229	(32,502)
2023
Revenues	$529,735	$56,162	$585,897
(Loss) income before income taxes	(55,878)	26,294	(29,584)
8.    Pension Benefits
Former Six Flags froze its pension plan effective March 31, 2006, and effective February 16, 2009, the remaining participants in the pension plan no longer earned future benefits. The following summarizes pension costs during the three and six months ended June 30, 2024, and July 2, 2023, respectively:

	Three Months Ended		Six Months Ended
(Amounts in thousands)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Service cost	$—	$—	$—	$—
Interest cost	1,886	1,954	3,763	3,908
Expected return on plan assets	(2,408)	(2,402)	(4,817)	(4,804)
Amortization of net actuarial loss	228	234	443	468
Administrative fees	225	650	450	1,300
Total net periodic expense (benefit)	$(69)	$436	$(161)	$872
The components of net periodic pension (benefit) expense were included in "Other (income) expense, net" in the condensed consolidated statements of operations.
Weighted-Average Assumptions Used To Determine Net Cost

	Three Months Ended		Six Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Discount rate	4.75%	4.95%	4.75%	4.95%
Rate of compensation increase	N/A	N/A	N/A	N/A
Expected return on plan assets	5.75%	5.75%	5.75%	5.75%

Exhibit 99.1

Employer Contributions
Former Six Flags did not make any pension contributions during the three month or six month periods ended June 30, 2024 and July 2, 2023.
9.    Stock Repurchase Plans
On March 30, 2017, Former Six Flags announced that its Board of Directors approved a stock repurchase plan that permitted Former Six Flags to repurchase an incremental $500.0 million in shares of Former Six Flags’ common stock (the "March 2017 Stock Repurchase Plan"). As of June 30, 2024, Former Six Flags had repurchased 8,071,000 shares at a cumulative cost of approximately $365.1 million and an average price per share of $45.24 under the March 2017 Stock Repurchase Plan, leaving approximately $134.9 million not utilized for permitted repurchases. Former Six Flags did not made any repurchases during the six months ended June 30, 2024.
10.    Revision to Previously Reported Financial Information
During the third quarter of 2023, Former Six Flags identified an accounting error for stock-based compensation expense related to the recognition of expense for dividend equivalent rights ("DERs"). The error primarily relates to the inadvertent reversal of stock-based compensation expense for vested DERs for periods beginning in the first quarter of 2020 through the fourth quarter of 2022. Former Six Flags has assessed the error and concluded that it was not material to any prior periods. However, the aggregate amount of the error

Exhibit 99.1

would have been material to the condensed consolidated financial statements in the current period. Therefore, Former Six Flags has revised the previously issued financial information.
The following table presents the impact of correcting the error previously discussed on the affected line items of the condensed consolidated balance sheet as of January 1, 2023.

	As of January 1, 2023
(Amounts in thousands)	As Reported	Adjustments	As Revised
Capital in excess of par value	$1,104,051	$15,171	$1,119,222
Accumulated deficit	(1,985,500)	(15,171)	(2,000,671)
Total stockholders' deficit	(950,565)	—	(950,565)
Total liabilities and stockholders' deficit	$2,665,825	$—	$2,665,825
The following table presents the impact of correcting the error previously discussed on the affected line items of the condensed consolidated balance sheet as of April 2, 2023.

	As of April 2, 2023
(Amounts in thousands)	As Reported	Adjustments	As Revised
Capital in excess of par value	$1,107,258	$15,171	$1,122,429
Accumulated deficit	(2,055,359)	(15,171)	(2,070,530)
Total stockholders' deficit	(1,016,713)	—	(1,016,713)
Total liabilities and stockholders' deficit	$2,658,192	$—	$2,658,192

The following table presents the impact of correcting the error previously discussed on the affected line items of the condensed consolidated balance sheet as of July 2, 2023.

	As of July 2, 2023
(Amounts in thousands)	As Reported	Adjustments	As Revised
Capital in excess of par value	$1,109,779	$15,171	$1,124,950
Accumulated deficit	(2,034,736)	(15,171)	(2,049,907)
Total stockholders' deficit	(995,466)	—	(995,466)
Total liabilities and stockholders' deficit	$2,713,593	$—	$2,713,593

The impacts of the revisions have been reflected throughout the financial statements, including the applicable footnotes, as appropriate.

Exhibit 99.1

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis contain forward-looking statements relating to future events or future financial performance, which involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements. Please see the discussion regarding forward-looking statements included under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" set forth in Former Six Flags' Annual Report on Form 10-K for the year ended December 31, 2023 (the "2023 Annual Report") and for further discussion of the uncertainties, risks and assumptions associated with these statements.
The following discussion and analysis present information that Former Six Flags believes is relevant to an assessment and understanding of the condensed consolidated balance sheets and results of operations. This information should be read in conjunction with the condensed consolidated financial statements, and the notes thereto, and other financial data included elsewhere in these financial statements. The following information should also be read in conjunction with the audited consolidated financial statements, and the notes thereto, and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the 2023 Annual Report.
Use of Certain Per Capita Metrics
Former Six Flags used certain per capita metrics that are non-GAAP measures of the performance of the business on a per guest basis and believe that these metrics provide relevant and useful information for investors because they assist in comparing Former Six Flags' operating performance on a consistent basis, make it easier to compare results with those of other companies in the industry and allow investors to review performance in the same manner as Former Six Flags management.
•Total guest spending per capita is the total revenue generated from park guests, on a per guest basis, through admissions and in-park spending. Total guest spending per capita is calculated by dividing the sum of park admissions revenue and park food merchandise and other revenue by total attendance.
•Admissions revenue per capita is the total revenue generated from park guests, on a per guest basis, to enter the parks. Admissions revenue per capita is calculated by dividing park admission revenue by total attendance.
•In-park spending per capita is the total revenue generated from parks guests, on a per guest basis, on items sold within the parks, such as food and beverages, games and merchandise. In-park spending per capita is calculated by dividing park food, merchandise and other revenue by total attendance.
Overview
General
Former Six Flags was the largest regional theme park operator in the world and the largest operator of water parks in North America based on the number of parks operated. Of the 27 regional theme parks and water parks, 24 were located in the United States, two were located in Mexico and one was located in Montreal, Canada. The parks are located in geographically diverse markets across North America and generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and retail outlets, providing a complete family-oriented entertainment experience.
The results of operations for the three and six months ended June 30, 2024 and July 2, 2023, are not indicative of the results expected for the full year. Typically, park operations generate approximately 70% - 75% of their annual revenue during the second and third quarter each year while certain expenses are incurred year-round.
Revenue is derived from (i) the sale of tickets (including season passes and other multi-use products) for entrance to the parks, (ii) the sale of food and beverages, merchandise, games and attractions, parking and other services inside the parks, and (iii) sponsorship, international agreements and accommodations. Revenue from ticket sales and in-park sales is primarily impacted by park attendance and average pricing of admission products and in-park offerings. Revenue from sponsorship, international agreements and accommodations can be impacted by the term, timing and extent of services and fees under these arrangements, which can result in fluctuations from quarter to quarter and year to year.
Principal costs of operations include salaries and wages, employee benefits, advertising, third party services, repairs and maintenance, utilities, rent and insurance. A large portion of expenses is relatively fixed when the parks are operating, as the costs for full-time employees, maintenance, utilities, rent, and insurance do not vary significantly with attendance.

Exhibit 99.1

Merger Agreement with Cedar Fair
On July 1, 2024, Former Six Flags completed the previously announced merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of November 2, 2023, by and among the Former Six Flags, Cedar Fair, L.P. (“Cedar Fair”), CopperSteel HoldCo, Inc. (“HoldCo”), and CopperSteel Merger Sub, LLC (“Copper Merger Sub”). Pursuant to the Merger Agreement, (i) Copper Merger Sub was merged with and into Cedar Fair (the “Cedar Fair First Merger”), with Cedar Fair continuing as the surviving entity (the “Cedar Fair Surviving Entity”) and a direct subsidiary of HoldCo, (ii) the Cedar Fair Surviving Entity was subsequently merged with and into HoldCo (the “Cedar Fair Second Merger” and together with the Cedar Fair First Merger, the “Cedar Fair Mergers”), with HoldCo continuing as the surviving corporation, and (iii) Former Six Flags merged with and into HoldCo (the “Six Flags Merger” and together with the Cedar Fair Mergers, the “Mergers”), with HoldCo continuing as the surviving corporation. Upon the consummation of the Mergers, the separate legal existences of Copper Merger Sub, Cedar Fair and Former Six Flags ceased, and HoldCo changed its name to “Six Flags Entertainment Corporation.” Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.
Upon completion of the Mergers, subject to certain exceptions, each issued and outstanding share of common stock, par value $0.025 per share of Former Six Flags common stock (the “Former Six Flags Common Stock”) (excluding (a) any shares of Former Six Flags Common Stock held in treasury of Former Six Flags and (b) any restricted Former Six Flags Common Stock subject to vesting or other transfer restrictions, granted under the Former Six Flags Long Term Incentive Plan (which equity awards were converted into a number of restricted shares of HoldCo Common Stock based on the Former Six Flags Exchange Ratio, as further described below)) was converted into the right to receive 0.5800 shares of HoldCo Common Stock (the “Former Six Flags Exchange Ratio”), together with cash in lieu of fractional shares of HoldCo Common Stock, without interest.
As previously announced, on June 18, 2024, Former Six Flags declared a special dividend (the “Special Dividend”), payable to holders of record of common stock as of the close of business one Business Day prior to the Closing Date, June 28, 2024 who hold their shares through the Closing Date, with a per share amount of $1.53, which is equal to (a) $1.00 plus (b) the product (rounded up to the nearest whole cent) of (i) the Former Six Flags Exchange Ratio and (ii) the aggregate amount of distributions per unit declared or paid by Cedar Fair with respect to a Cedar Fair Unit with a record date following November 2, 2023 and prior to the Closing Date, after giving effect to appropriate adjustments to reflect the Mergers, which distributions per Cedar Fair Unit were $0.90 in the aggregate. The payment of the Special Dividend was completed on July 1, 2024.
On the Closing Date, each of Former Six Flags equity awards was converted into a corresponding award relating to shares of HoldCo Common Stock, with the number of shares of HoldCo Common Stock subject to such converted award based on the Former Six Flags Exchange Ratio. Former Six Flags' converted equity awards remain outstanding and subject to the same terms and conditions as applied under the applicable plans and award agreements immediately prior to the Closing Date (except that (i) performance-based awards were converted based on the greater of target and actual performance and will not be subject to future performance-based vesting conditions (but remain subject to service-based vesting conditions) and (ii) all converted awards are subject to vesting protections for qualifying terminations that occur within a period of 24 months following the Closing Date). Any outstanding deferred share units were settled on the Closing Date in shares of HoldCo Common Stock based on the Former Six Flags Exchange Ratio. All of Former Six Flags' equity awards are eligible for payment of the Special Dividend; provided, that such amount will not be paid until such time as the underlying Former Six Flags equity award, as converted, becomes vested or settled pursuant to its terms (if at all).
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the financial statements and the reported amounts of revenues and expenses earned and incurred during the reporting period. Critical accounting estimates are fundamental to the portrayal of both the financial condition and results of operations and often require difficult, subjective and complex estimates and judgments. Former Six Flags evaluated estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which it believe to be reasonable under the circumstances. Former Six Flags adjusted such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. With respect to critical accounting policies and estimates, there have been no material developments or changes from the policies and estimates discussed in the 2023 Annual Report.

Exhibit 99.1

Results of Operations
Three Months Ended June 30, 2024 Compared to Three Months Ended July 2, 2023
The following table sets forth summary financial information for the three months ended June 30, 2024 and July 2, 2023:

	Three Months Ended		Change
(Amounts in thousands, except percentage and per capita data)	June 30, 2024	July 2, 2023	$	%
Total revenue	438,493	443,707	(5,214)	(1)%
Operating expenses	185,830	173,669	12,161	7%
Selling, general and administrative expenses	60,388	90,448	(30,060)	(33)%
Cost of products sold	34,509	34,787	(278)	(1)%
Depreciation and amortization	28,621	28,910	(289)	(1)%
Loss on disposal of assets	6,446	2,550	3,896	N/M
Operating income	122,699	113,343	9,356	8%
Interest expense, net	40,793	43,495	(2,702)	(6)%
Loss on debt extinguishment	2,736	13,982	(11,246)	(80)%
Other (income) expense, net	5,714	(2,261)	7,975	N/M
Income before income taxes	73,456	58,127	15,329	26%
Income tax expense	14,830	13,807	1,023	7%
Net income	58,626	44,320	14,306	32%
Less: Net income attributable to noncontrolling interests	(24,499)	(23,766)	(733)	3%
Net income attributable to Former Six Flags Entertainment Corporation	$34,127	$20,554	$13,573	66%

Other Data:
Attendance	6,918	7,073	(155)	(2)%
Admissions revenue per capita	$32.99	$33.79	$(0.80)	(2)%
In-park spending per capita	$28.23	$26.97	$1.26	5%
Total guest spending per capita	$61.22	$60.76	$0.46	1%
Revenue
Revenue for the three months ended June 30, 2024, totaled $438.5 million, a decrease of $5.2 million, or 1%, compared to $443.7 million for the three months ended July 2, 2023. The decrease was primarily attributable to a decrease in park admissions revenue related to memberships beyond the initial twelve-month commitment period, which is recognized evenly each month and not recognized based on attendance. The sale of new memberships was discontinued in early 2022, as a result there were fewer memberships during the three months ended June 30, 2024 as compared to the three months ended July 2, 2023. Additionally, Former Six Flags experienced a decrease in attendance of 2% largely due to a shift in the timing of the Easter holiday. The decrease in park admissions revenue was partially offset by an increase in park food, merchandise and other revenue, driven by higher in-park spending per capita and an increase in sponsorship, international agreements and accommodations revenue of $1.0 million.
Total guest spending per capita, which excludes sponsorship, international agreements and accommodations revenue, for the three months ended June 30, 2024, increased by $0.46, to $61.22, compared to the three months ended July 2, 2023, driven by an increase in in-park spending per capita of $1.26, or 5%, partially offset by an $0.80, or 2%, decrease in admissions revenue per capita. The decrease in admissions spending per capita was driven by a reduction in the revenue from memberships beyond the initial twelve-month commitment period, as discussed above. The increase in in-park spending per capita was driven by various in-park pricing initiatives.
Operating expenses
Operating expenses for the three months ended June 30, 2024, increased $12.2 million, or 7%, compared to the three months ended July 2, 2023, primarily attributable to higher seasonal labor costs, utility expenses and repair and maintenance costs. The increases in seasonal labor costs was driven by both higher average wage rates and an increase in labor hours.

Exhibit 99.1

Selling, general and administrative expenses
Selling, general and administrative expenses for the three months ended June 30, 2024, decreased $30.1 million, or 33%, compared to the three months ended July 2, 2023. The decrease was primarily attributable to a $37.6 million self-insurance reserve adjustment recognized during the prior year period, partially offset by an increase in advertising expense during the second quarter associated with a planned initiative to increase season pass sales during the Memorial Day sale as well as transaction costs relating to the Mergers.
Cost of products sold
Cost of products sold in the three months ended June 30, 2024, decreased $0.3 million, or 1%, compared to the three months ended July 2, 2023, primarily as a result of lower unit sales resulting from lower attendance.
Depreciation and amortization
Depreciation and amortization expense for the three months ended June 30, 2024, decreased $0.3 million, or 1%, compared to the period ended July 2, 2023. The decrease in depreciation and amortization expense is the result of normal course fluctuations in the depreciable asset base.
Loss on disposal of assets
Former Six Flags recognized a loss on disposal of assets of $6.4 million during the three months ended June 30, 2024, and a loss on disposal of assets of $2.6 million during the three months ended July 2, 2023. These losses were related to the disposition of older rides and other assets in the normal course of operations.
Interest expense, net
Interest expense, net for the three months ended June 30, 2024, decreased $2.7 million, or 6%, compared to the three months ended July 2, 2023. The decrease is primarily attributable to a decrease in floating rate debt due to the repayment of the outstanding revolver and Term Loan B balances with proceeds received from the issuance of the 2032 Notes, which were issued at a lower interest rate.
Loss on debt extinguishment
Former Six Flags recognized a loss on debt extinguishment of $2.7 million during the three months ended June 30, 2024 relating to the early repayment of the Term Loan B. During the three months ended July 2, 2023, Former Six Flags recognized a loss on debt extinguishment of $14.0 million relating to the early repayment of a portion of the 2024 Notes, which was primarily comprised of the recognition of deferred financing costs.
Other income (expense)
Former Six Flags recognized other expense of $5.7 million during the three months ended June 30, 2024 and other income of $2.3 million during the three months ended July 2, 2023. In both periods, the other income (expense) was primarily attributable to the revaluation of certain assets and liabilities of the Mexican subsidiaries resulting from changes in foreign exchange rates.
Income tax expense
Income tax expense for the three months ended June 30, 2024 was $14.8 million reflecting an effective tax rate of 20.2%. The difference between the effective tax rate and the federal statutory rate primarily results from state and foreign income taxes and certain nondeductible expenses, including nondeductible executive compensation. Income tax expense for the three months ended July 2, 2023 was $13.8 million reflecting an effective tax rate of 23.8%. The difference between the effective tax rate and the federal statutory rate primarily results from state and foreign income taxes and certain nondeductible expenses, including nondeductible executive compensation.

Exhibit 99.1

Results of Operations
Six Months Ended June 30, 2024 Compared to Six Months Ended July 2, 2023
The following table sets forth summary financial information for the six months ended June 30, 2024 and July 2, 2023:

	Six Months Ended		Change
(Amounts in thousands, except per capita data)	June 30, 2024	July 2, 2023	$	%
Total revenue	$571,784	$585,897	$(14,113)	(2)%
Operating expenses	299,785	282,539	17,246	6%
Selling, general and administrative expenses	102,905	134,695	(31,790)	(24)%
Costs of products sold	45,632	44,552	1,080	2%
Depreciation and amortization	58,121	58,024	97	—%
Loss on disposal of assets	7,840	4,985	2,855	57%
Operating income	57,501	61,102	(3,601)	(6)%
Interest expense, net	82,593	79,797	2,796	4%
Loss on debt extinguishment	2,736	13,982	(11,246)	(80)%
Other (income) expense, net	4,674	(3,093)	7,767	N/M
Loss before income taxes	(32,502)	(29,584)	(2,918)	10%
Income tax benefit	(8,402)	(4,045)	(4,357)	N/M
Net loss	(24,100)	(25,539)	1,439	(6)%
Less: Net income attributable to noncontrolling interests	(24,499)	(23,766)	(733)	3%
Net loss attributable to Former Six Flags Entertainment Corporation	$(48,599)	$(49,305)	$706	(1)%

Other Data:
Attendance	8,603	8,669	(66)	(1)%
Admissions revenue per capita	$34.76	$36.37	$(1.61)	(4)%
In-park spending per capita	$29.03	$28.09	$0.94	3%
Total guest spending per capita	$63.79	$64.46	$(0.67)	(1)%
Revenue
Revenue for the six months ended June 30, 2024, totaled $571.8 million, a decrease of $14.1 million, or 2%, compared to the $585.9 million for the six months ended July 2, 2023. The decrease was primarily attributable to a decrease in park admissions revenue related to memberships beyond the initial twelve-month commitment period, which is recognized evenly each month and not recognized based on attendance. The sale of new memberships was discontinued in early 2022, as a result there were fewer memberships during the six months ended June 30, 2024 as compared to the six months ended July 2, 2023. Additionally, Former Six Flags experienced a decrease in attendance of 1%. Sponsorship, international agreement and accommodations revenue declined $4.0 million during the six months ended June 30, 2024 as compared to the six months ended July 2, 2023, primarily due to an adjustment to the international agreements revenue resulting from a change in the estimated opening date of the Six Flags branded park in Saudi Arabia to mid-2025, primarily due to supply chain delays that have been resolved. This estimate is reassessed on a quarterly basis in the normal course which, for the six months ended June 30, 2024 resulted in the shift of approximately $4.0 million of revenue previously recognized to future periods. These decreases were partially offset by an increase in park food, merchandise and other revenue, driven by higher in-park spending per capita.
Total guest spending per capita, which excludes sponsorship, international agreements and accommodations revenue, for the six months ended June 30, 2024, decreased $0.67, to $63.79, compared to the six months ended July 2, 2023, driven by a decrease in admissions revenue per capita of $1.61, or 4%, which was partially offset by an increase in in-park spending per capita of $0.94, or 3%. The decrease in admissions spending per capita was primarily driven by a reduction in the revenue from memberships beyond the initial twelve-month commitment period, as discussed above. The increase in in-park spending per capita was driven by various in-park pricing initiatives.
Operating expenses

Exhibit 99.1

Operating expenses for the six months ended June 30, 2024, increased $17.2 million, or 6%, compared to the six months ended July 2, 2023, primarily attributable to an increase in labor costs and, to a lesser extent, an increase in utilities expense. The increase in labor costs was primarily attributable to seasonal labor resulting from both higher average wage rates and an increase in labor hours.
Selling, general and administrative expenses
Selling, general and administrative expenses for the six months ended June 30, 2024, decreased $31.8 million, or 24%, compared to the six months ended July 2, 2023. The decrease was primarily attributable to a $37.6 million self-insurance reserve adjustment recognized during the prior year period, partially offset by an increase in advertising expense associated with a planed initiative to increase season pass sales during the Memorial Day sale, as well as transaction costs relating to the Mergers.
Cost of products sold
Cost of products sold for the six months ended June 30, 2024 increased $1.1 million, or 2%, compared to the six month period ended July 2, 2023, primarily due to a change in product mix and higher in-park food and beverage sales.
Depreciation and amortization
Depreciation and amortization expense for the six months ended June 30, 2024, increased $0.1 million compared to the six months ended July 2, 2023. The increase in depreciation and amortization expense is the result of normal course fluctuations in the depreciable asset base.
Loss on disposal of assets
Former Six Flags recognized a $7.8 million loss on disposal of assets for the six months ended June 30, 2024, compared to a loss on disposal of assets of $5.0 million for the six months ended July 2, 2023. The loss on disposal of assets was driven by the disposition of older rides and other assets in the normal course of operations in both periods.
Interest Expense
Interest expense, net for the six months ended June 30, 2024, increased $2.8 million, or 4%, compared to the six months ended July 2, 2023. The increase is primarily attributable to an increase in the interest rate on the floating rate debt and higher average borrowings outstanding on the Revolving Credit Facility prior to the pay down of the Revolving Credit Facility and the Term Loan B. The higher average borrowings outstanding under the Revolving Credit Facility are primarily attributable to borrowings used to fund the portion of the tender of the 2024 Notes not covered by the net proceeds of the 2031 Notes.
Loss on debt extinguishment
Former Six Flags recognized a loss on debt extinguishment of $2.7 million during the six months ended June 30, 2024 due to the early repayment of the Term Loan B, resulting from the write-off of unamortized deferred financing costs and original issue discount. Former Six Flags recognized a loss on debt extinguishment of $14.0 million during the six months ended July 2, 2023 due to the early repayment $892.6 million aggregate principal amount of the 2024 Notes, resulting from the write-off of unamortized deferred financing costs, the premium paid above par on early redemption and transaction costs charged to expense.
Other income (expense)
Former Six Flags recognized other expense of $4.7 million during the three months ended June 30, 2024 and other income of $3.1 million during the three months ended July 2, 2023. In both periods, the other income (expense) was primarily attributable to the revaluation of certain assets and liabilities of the Mexican subsidiaries resulting from changes in foreign exchange rates.
Income tax expense
Income tax expense for the six months ended June 30, 2024 was $8.4 million, an effective tax rate of 25.9%. The difference between the effective tax rate and the federal statutory rate primarily results from state and foreign income taxes and certain nondeductible expenses, including nondeductible executive compensation. Income tax expense for the six months ended July 2, 2023, was $4.0 million, an effective tax rate of 13.7%. The difference between the federal statutory rate and the effective tax rate was due to a $4.0 million discrete tax item associated with operations in Mexico, as well as state and foreign income taxes and nondeductible expenses, including certain nondeductible executive compensation.

Exhibit 99.1

Calculation of EBITDA for the three and six months ended June 30, 2024 and July 2, 2023
Former Six Flags managed the business primarily with two different metrics; Modified EBITDA and Adjusted EBITDA.
“Modified EBITDA,” a non-GAAP measure, is defined as consolidated income (loss) from continuing operations excluding the following: the cumulative effect of changes in accounting principle, discontinued operations, income tax expense or (benefit), restructure costs or recoveries, reorganization items (net), other (income) expense, (gain) loss on debt extinguishment, equity in (income) loss of investees, interest expense (net), (gain) loss on disposal of assets, (gain) loss on the sale of investees, amortization, depreciation, stock-based compensation, fresh start accounting valuation adjustments and other significant non-recurring items. Modified EBITDA, as defined herein, may differ from similarly titled measures presented by other companies. Management used non-GAAP measures for budgeting purposes, measuring actual results and allocating resources. Former Six Flags believed that Modified EBITDA provided relevant and useful information for investors because it assists in comparing the operating performance on a consistent basis, makes it easier to compare results with those of other companies in the industry as it most closely ties performance to that of competitors and allows investors to review performance in the same manner as management.
"Adjusted EBITDA," a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Modified EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. The board of directors and management used Adjusted EBITDA to measure performance and current management incentive compensation plans are based largely on achieving specified Adjusted EBITDA targets. Former Six Flags believed that Adjusted EBITDA is frequently used by analysts and most investors as their primary measure of performance in the evaluation of companies in the industry. In addition, the instruments governing indebtedness use Adjusted EBITDA to measure compliance with certain covenants and, in certain circumstances, the ability to make certain borrowings. During 2023, Former Six Flags reclassified the net pension-related expense (benefit) to other (income) expense, net, in the condensed consolidated statements of operations.
Modified EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and should not be considered in isolation or as a substitute for a measure of financial performance prepared in accordance with US GAAP. These metrics are not indicative of income or loss as determined under US GAAP. Modified EBITDA and Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies due to varying methods of calculation.
The following tables set forth a reconciliation of net income to Modified EBITDA and Adjusted EBITDA for the three and six month periods ended June 30, 2024 and July 2, 2023:

	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net income	$58,626	$44,320	$(24,100)	$(25,539)
Income tax expense (benefit)	14,830	13,807	(8,402)	(4,045)
Other (income) expense, net	5,714	(2,261)	4,674	(3,093)
Loss on debt extinguishment	2,736	13,982	2,736	13,982
Interest expense, net	40,793	43,495	82,593	79,797
Loss on disposal of assets	6,446	2,550	7,840	4,985
Depreciation and amortization	28,621	28,910	58,121	58,024
Stock-based compensation	2,762	2,179	5,109	5,493
Self-insurance reserve adjustment (1)	—	37,558	—	37,558
Merger related transaction costs (2)	1,486	—	7,047	—
Modified EBITDA	$162,014	$184,540	$135,618	$167,162
Third party interest in EBITDA of certain operations	(24,499)	(23,766)	(24,499)	(23,766)
Adjusted EBITDA	$137,515	$160,774	$111,119	$143,396
______________________________________
(1) Amount relates to an adjustment to the self-insurance reserves resulting from a change in accounting estimate that increased ultimate loss indications on both identified claims and incurred but not reported claims. See Note 6 – Commitment and Contingencies for additional information regarding this change in accounting estimate. Former Six Flags excluded this adjustment from reported Adjusted EBITDA because Former Six Flags believed (i) the change in actuarial assumptions and related change in

Exhibit 99.1

accounting estimate that rise to adjustment is unusual and not expected to be recurring; (ii) excluding it provided more meaningful comparisons to historical results; and (iii) excluding the adjustment provided more meaningful comparisons to other companies in the industry.
(2) Merger-related transaction costs consist primarily of financial, legal and accounting advisory fees directly attributable to the completed merger with Cedar Fair L.P. as well as compensation costs for certain executive officers that was triggered upon the execution of the merger agreement with Cedar Fair L.P.

Liquidity, Capital Commitments and Resources
Former Six Flags principal sources of liquidity were cash generated from operations, funds from borrowings and existing cash on hand. The principal uses of cash include the funding of operations, including interest payments on outstanding debt obligations, capital expenditures and payments to partners in the Partnership Parks.
Former Six Flags did not pay any dividends during the six months ended June 30, 2024 and paid a nominal amount in the six months ended July 2, 2023 to employees with dividend equivalent rights for previously declared dividends paid upon the vesting of the corresponding shares. In accordance with the Merger Agreement, Former Six Flags declared a special dividend in the amount of $1.53 per share of Former Six Flags common stock. The special dividend was declared on June 18, 2024 to stockholders of record as of June 28, 2024 and paid on July 1, 2024. The total dividends payable is included in other accrued liabilities as of June 30, 2024 in the condensed consolidated balance sheet.
As of June 30, 2024, Former Six Flags had repurchased 8,071,000 shares of common stock at a cumulative cost of approximately $365.1 million and an average cost per share of $45.24 under the approved stock repurchase program, leaving approximately $134.9 million not utilized for permitted repurchases.
Based on historical and anticipated future operating results, Former Six Flags management believe cash flow from operations, available cash and amounts available under the Revolving Credit Facility will be adequate to meet liquidity needs, including any anticipated requirements for working capital, capital expenditures, scheduled debt service and obligations under arrangements relating to the Partnership Parks. Additionally, Former Six Flags expects to utilize federal net operating loss carryforwards to significantly reduce cash tax obligations for fiscal year 2024.
As of June 30, 2024, the principal amount of total indebtedness, excluding deferred financing costs and original issue discounts, was $2,776.9 million.
As of June 30, 2024, Former Six Flags had $441.2 million of unrestricted cash and $274.0 million available for borrowing under the Revolving Credit Facility. Former Six Flags' ability to borrow under the Revolving Credit Facility was contingent upon compliance with certain conditions, including a maximum senior secured net leverage maintenance covenant, a minimum liquidity covenant and the absence of any material adverse change in the business or financial condition. If Former Six Flags were to become unable to borrow under the Revolving Credit Facility, and the operating results significantly underperform expectations, Former Six Flags may be unable to pay in full Former Six Flags' obligations. A default under the Revolving Credit Facility could permit the lenders under the Credit Facility to accelerate the obligations thereunder. The Revolving Credit Facility expires in May 2028. The terms and availability of the Credit Facility and other indebtedness are not affected by changes in the ratings issued by rating agencies in respect of Former Six Flags' indebtedness. As of June 30, 2024, Former Six Flags was in compliance with all covenants. For a more detailed description of indebtedness, see Note 3 - Long-term indebtedness. The Credit Facility was terminated upon the closing of the Mergers on July 1, 2024.
2032 Notes Issuance
On May 2, 2024, SFTP issued $850.0 million of 6.625% Senior Secured Notes due 2032 (the "2032 Notes"). Net of debt issuance costs, Former Six Flags received proceeds of $843.6 million. The proceeds from the 2032 Notes was used toward (i) the repayment in full of the principal amount outstanding under the existing Term Loan B of $479.0 million (ii) repayment of the then outstanding borrowings under the Revolving Credit Facility of $235.0 million and (iii) general corporate purposes. Additionally, on May 2, 2024, Former Six Flags delivered to the trustee of the 2025 Notes a notice of redemption to repay $165.0 million of aggregate principal at par value on July 1, 2024. On July 1, 2024, the Combined Company repaid $165.0 million of the 2025 Notes. In connection with the repayment of the Term Loan B, Former Six Flags recognized a $2.7 million loss on debt extinguishment resulting from the write-off of unamortized original issue discount and deferred financing costs. In accordance with the Merger Agreement, Former Six Flags declared a special dividend in the amount of $1.53 per share of Former Six Flags common stock. The special dividend was declared on June 18, 2024 to stockholders of record as of June 28, 2024 and paid on July 1, 2024. The total dividends payable is included in other accrued liabilities as of June 30, 2024 in the condensed consolidated balance sheet.

Investments

Exhibit 99.1

Former Six Flags regularly made capital investments for new rides and attractions in the parks. In addition, Former Six Flags made capital investments to improve or extend the lives of food and beverage, retail and other in-park offerings. Former Six Flags also make enhancements to theming and landscaping of the parks in order to provide a more complete, family-oriented entertainment experience; and invest in information technology infrastructure to achieve operational efficiencies. Former Six Flags regularly perform maintenance capital enhancements, of which the majority are made during the off-season. Repair and maintenance costs for recurring and routine maintenance are expensed as incurred and are not included in capital expenditures.
Cash Flows

	Six Months Ended
(Amounts in thousands)	June 30, 2024	July 2, 2023
Net cash provided by operating activities	$101,077	$84,629
Net cash used in investing activities	(113,822)	(67,041)
Net cash provided by (used in) financing activities	379,264	(50,000)
Effect of exchange rate on cash	(2,863)	3,870
Net increase (decrease) in cash and cash equivalents	$363,656	$(28,542)
During the six months ended June 30, 2024, net cash provided by operating activities was $101.1 million, compared to net cash provided by operating activities of $84.6 million during the six months ended July 2, 2023. The increase was primarily driven by an increase in deferred revenue from the sale of multi-use admissions products as compared to the prior year period. Net cash used in investing activities was $113.8 million for the six months ended June 30, 2024, compared to net cash used in investing activities of $67.0 million in the six months ended July 2, 2023. The increase was primarily attributable to a planned increase in capital expenditures, primarily associated with new rides and attractions. Net cash provided financing activities was $379.3 million for the six months ended June 30, 2024 as compared to net cash used by financing activities $50.0 million for the six months ended July 2, 2023. During the six months ended June 30, 2024, the net cash provided by financing activities was primarily attributable to the net proceeds from the 2032 Notes of $843.6 million and $25.0 million of net borrowings under the Revolving Credit Facility, partially offset by the repayment of $479.0 million principal amount outstanding under the Term Loan B. During the six months ended July 2, 2023, net cash used in financing activities is primarily attributable to the repayment of $892.6 million principal amount of the 2024 Notes, partially offset by $784.0 million in proceeds received from the issuance of the 2031 Notes and net borrowings under the Revolving Credit Facility.

Forward Looking Statements
Some of the statements contained in this report (including the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section) that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to management's expectations, beliefs, goals and strategies regarding the future. Words such as "anticipate," "believe," "create," "expect," "future," "guidance," "intend," "plan," "potential," "seek," "synergies," "target," "will," "would," similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions that are difficult to predict, may be beyond the Combined Company's control and could cause actual results to differ materially from those described in such statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct, that the Combined Company's growth and operational strategies will achieve the target results. Important risk factors that may cause such a difference and could adversely affect attendance at the Combined Company's parks, future financial performance, and/or the Combined Company's growth strategies, and could cause actual results to differ materially from expectations or otherwise to fluctuate or decrease, include, but are not limited to: general economic, political and market conditions; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; adverse weather conditions; competition for consumer leisure time and spending; unanticipated construction delays; changes in capital investment plans and projects; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Combined Company’s operations; failure to realize the anticipated benefits of the Mergers, including difficulty in integrating the businesses of Former Six Flags and Cedar Fair; failure to realize the expected amount and timing of cost savings and operating synergies related to the Mergers; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting the Combined Company; acts of terrorism or outbreak of war, hostilities, civil unrest, and other political or security disturbances; and other factors discussed under the heading "Risk Factors" within Cedar Fair's Annual Report on Form 10-K,

Exhibit 99.1

in Former Six Flags' Annual Report on Form 10-K and in the other filings made from time to time with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing and are based on information currently and reasonably known to management. The Combined Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this document.